LOAN EXTENSION AGREEMENT

This Loan Extension and Modification Agreement (the “Agreement”) is dated as of this 31st day of July, 2017, by and between Interlink Plus, Inc., a Nevada corporation (the “Company”) and Zixiao Chen (“Chen”).

Terms not otherwise defined herein shall have the meaning ascribed to such terms in the following documents: (1) the Demand Promissory Note dated December 23, 2015 in the principal amount of $5,000 (the “December Note”) and (2) the Demand Promissory Note dated February 26, 2016 in the principal amount of $1,000 (“February Note”) (collectively, the “Notes”).

WITNESSETH:

WHEREAS, the Borrower obtained loans from Chen in the principal amount of $6,000 (the “Loan”);

WHEREAS, the Loan is evidenced by the Notes.

WHEREAS, the December Note and the February Note both mature on the date two business days after receipt of demand for payment by Chen;

WHEREAS, on July 27, 2017, the Company received from Chen the demand for payment on the Notes; as such, the Maturity Date for the Notes is July 27, 2017;

WHEREAS, the Loan with interest amounted to $6,950 as of July 27, 2017 (the “Payoff Amount”);

WHEREAS, the Company seeks Chen’s consent to modify and extend the Maturity Date to the date specified hereinafter and, in consideration thereof, the Company and Chen have agreed to modify certain terms of the Notes as more fully set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Company and Chen agree as follows:

1. Extensions. The Notes are amended to extend the Maturity Date from July 27, 2017 to July 31, 2017. If the Payoff Amount is made by the Maturity Date, then the Notes will be satisfied in full.

2. Amendment to Include Convertible Feature, New Interest Rate and Pre-payment Terms. If the Payoff Amount is not made in full at the Maturity Date, then Chen will agree to a new Maturity Date of July 31, 2018 under the Notes, with the Company agreeing to amend the Notes with the following terms:

(a) The interest rate under the Notes starting Aug 1, 2017 shall be at 20% per annum.

(b) While outstanding, the Payoff Amount plus interest under the Notes may be convertible into shares of the Company’s common stock at fixed conversion rate equal to $0.005 per share. The conversion date shall be the date that such Notice of Conversion is deemed delivered hereunder. Upon conversion of the entire principal balance, the principal represented thereby shall be canceled. Such conversion shall be effectuated by the Holder submitting to the Company a notice of conversion attached hereto as Exhibit “A” (the “Conversion Notice”). The Conversion Notice shall state the dollar amount thereof to be so converted and shall include or be accompanied by representations as to the Holder’s investment intent substantially similar to those contained in this Note. Shares issuable upon conversion of the Note shall be issued in the name of the Holder and shall be transferrable only in accordance with all of the terms and restrictions contained herein.

(c) While outstanding, the Payoff Amount plus interest under the Notes may be prepaid by the Company at 115% at Aug 1, 2017 and up to 90 days; 125% at 91-180 days; and no prepayment permitted thereafter.

(d) Fractional Shares:   No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

(e) Subdivision or Combination:  Whenever the Company shall subdivide or combine the outstanding shares of Common Stock issuable upon conversion of this Note, the Conversion Price in effect immediately prior to such subdivision or combination shall be proportionately decreased in the case of subdivision or increased in the case of combination effective at the time of such subdivision or combination.

(f) Merger:  If, prior to repayment of the obligations relevant hereto, or prior to conversion of this Note into equity in the Company, the Company shall be consolidated or merged with another company, or substantially all of its assets shall be sold to another company in exchange for stock with the view to distributing such stock to its shareholders, each share of stock into which this Note is convertible shall be replaced for the purposes hereof by a pro rata amount of the securities or property issuable or distributable, based upon percentage of the Company’s common stock which a Holder would have owned had there been a conversion herein after consummation of such merger, consolidation or sale and adequate provision to that effect shall be made at the time thereof. The Company will provide the Holder at least thirty (30) days prior written notice of any event described in this subsection (f).

3. No Defaults. The Company, by execution of this Agreement, hereby represents and warrants that as of the date hereof, no Event of Default exists or is continuing with respect to the Notes.

4. Loan Extension Agreement. It is the intention and understanding of the parties hereto that this Agreement shall act as an extension of the Notes and that this Agreement shall not act as a novation of such Notes.

5. Except as specifically amended hereby, the parties hereto acknowledge and confirm that the Notes remain in full force and effect and enforceable in accordance with their terms.

IN WITNESS WHEREOF, intending to be legally bound, the parties hereto have caused this Agreement to be signed as of the date first written above.

ZIXIAO CHEN

By: /s/ Zixiao Chen

INTERLINK PLUS, INC.

By: /s/ Duan Fu

Title: Duan Fu, CEO

Exhibit A

CONVERSION NOTICE

TO:

INTERLINK PLUS, INC.

The Holder listed below hereby irrevocably exercises his/her/its right to convert ($__________) of this Note into __________________ shares of Common Stock of INTERLINK PLUS, INC. at the Conversion Price of ___________________ per share in accordance with the terms of this Note, and directs that the Common Stock issuable and deliverable upon such conversion be recorded on the books of INTERLINK PLUS, Inc. in the name of, and delivered to, the Holder.

The Holder hereby acknowledges that the shares of Common Stock (i) have not been and will not be at the time of requisition by the undersigned registered under the Securities Act of 1933, as amended, or under any state securities laws, and hereby represents and warrants to the Company that he/she/it is acquiring the Common Stock for his/her/its own account, for investment, and not with a view to, or for sale in connection with, any distribution of such Common Stock; and (ii) are transferable on in accordance with all the terms and restrictions contained in the Note.

Dated: _____________, 20 _____

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Witness

Signature of Holder

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Printed Name of Holder

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EIN or SSN

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Address

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City, State, Zip

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Telephone

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Email